Exhibit 10.4

May 30, 2017

Via Email and Hand Delivery

M. Scott Salka

Dear Scott:

This letter sets forth the substance of our agreement (the “Agreement”) regarding your separation from AmpliPhi Biosciences Corporation (the “Company”). This Agreement will become effective upon the Effective Date specified in Section 11 below.

1.                  Separation. You resign effective May 31, 2017 (the “Separation Date”) from any and all employment with the Company, and your status as an employee of the Company will end on that date. Provided that this Agreement becomes effective as specified in Section 11 and that you satisfy the requirements of Section 2 hereof, the Company will provide you with the following benefits after the Separation Date: (i) continued payment of your base salary for twelve (12) months following the Separation Date, through May 31, 2018 (the “Severance Period”), beginning with the first regularly-scheduled payroll date following the Effective Date; (ii) grant you, subject to approval by the Board and vesting as specified in Section 2 hereof, an option under the Company’s 2016 Equity Incentive Plan (the “Plan”) to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of grant (the “Option”) as determined in accordance with the Plan; and (iii) direct payment of COBRA premiums on your behalf, provided that you timely elect continued health insurance coverage pursuant to COBRA, through the earlier of the following: a) the duration of the Severance Period; b) the date upon which you become eligible for health insurance pursuant to another employer-sponsored group health insurance plan; or c) the date upon which you become ineligible for continued coverage under COBRA (collectively, the “Separation Benefits”). In accordance with your employment offer letter agreement with the Company of April 24, 2015 (the “Employment Agreement”), your resignation of employment also constitutes resignation from the Company’s Board of Directors (the “Board”).

2.                  Consultancy. The Company agrees to retain you as a consultant, and you agree to provide consulting services, under the terms specified below.

a.      Consulting Period. The consulting relationship shall commence on the Separation Date and continue until the earlier of: (i) the 90th day after the Separation Date; (ii) in the event you breach your Post-Employment Obligations (as defined in Section 2(d) below), the date of any such breach; (iii) a date mutually agreed between you and the Company; or (iv) the date terminated by the Company (the “Consulting Period”).

b.      Consulting Services. You agree to make yourself reasonably available to provide consulting services to the Board consistent with your expertise and experience and primarily directed to the transition of executive leadership within the Company through the end of the Consulting Period (the “Consulting Services”). You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents to the fullest in performing the Consulting Services. Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date.

c.       Option Vesting and Exercise. Provided that you satisfy all conditions of this Section 2 and the “Post-Employment Obligations” (defined below) the Option shall vest at the conclusion of the Consulting Period. Once vested, and subject to your satisfaction of the Post-Employment Obligations, you shall have the right to exercise all or part of the Option for a period of three years following the Consulting Period. In the event the Company terminates the Consulting Period for reasons other than your violation of the Post-Employment Obligations, the Option shall immediately vest and be fully exercisable on the effective date of such termination. You are advised by the Company to seek independent legal advice with respect to tax and securities law issues regarding the Option and any sale of Company stock.

d.      Protection of Confidential and Proprietary Information, Non-Compete Period. You acknowledge your obligations and promises to the Company pursuant to your Proprietary Information and Invention Assignment Agreement with the Company (the “Post-Employment Obligations”) and you agree that the Post-Employment Obligations shall continue to apply in full force and effect during the Consulting Period and thereafter. Any and all work product you create in connection with the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.

e.       Authority and Facilities Usage During Consulting Period. After the Separation Date, you will have no authority to bind the Company (or to represent that you have authority to bind the Company) to any contractual obligations, whether written, oral or implied. You hereby agree that after the Separation Date, you will not represent or purport to represent the Company in any manner to any third party. Access to and use of Company facilities or equipment to perform the Consulting Services will be coordinated through the Board.

f.        Breach of Obligations. If you breach your Post-Employment Obligations or the nondisparagement obligations of this Agreement the vesting of the Option and your right to exercise the Option shall be extinguished and the Option shall lapse. Nothing in this paragraph waives the Company’s right to pursue other action against you for any breach of your obligations under this Agreement or the Employment Agreement.

3.                  Accrued Salary and Vacation. On the Separation Date, the Company shall pay you all accrued salary, and all accrued and unused vacation, earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

4.                  Prior Equity Awards. All stock options to purchase common stock of the Company that were previously granted to you by the Company, other than the stock option granted to you on April 1, 2017 (which option is exercisable, after giving effect to the Company’s 1-for-10 reverse stock split effected on April 24, 2017, for 21,421 shares at an exercise price of $4.30 per share and has a four-year exercise term), are hereby terminated and all shares subject to said options shall be returned to the pool available for grant pursuant to the Plan.

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5.                  Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date. For the avoidance of doubt, you and the Company acknowledge that you will be paid on the Separation Date if not previously paid (i) your annual performance bonus for 2016, based on the extent to which the goals previously established for such bonus were achieved, as determined by the Board or Compensation Committee in its sole discretion, and (ii) the entire bonus payment to which you are entitled pursuant to Section 4 of that certain amendment to the Employment Agreement between you and the Company, dated April 1, 2017.

6.                  Expense Reimbursement. You agree that, no later than thirty (30) days following the Separation Date, you will submit your final documented employee expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement and the Company agrees to reimburse all reasonable and appropriate expenses pursuant to its policies and practices.

7.                  Return of Company Property. You hereby represent that you will, not later than the Separation Date, perform a good faith search for, and return to the Company, all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memoranda, notes, notebooks, drawings, books and records, plans, forecasts, reports, proposals, studies, agreements, financial information, personnel information, sales and marketing information, research and development information, systems information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (“Company Property”); provided, however, that the foregoing shall not apply to information and documentation you received solely in your capacity as a member of the Board, or as a shareholder, option holder or restricted stock unit holder of the Company, or as a participant in any employee benefit plan that the Company sponsors.

8.                  Nondisparagement; Communication. You agree not to disparage the Company or its officers, directors, employees, shareholders and agents in any manner likely to be harmful to its or their business, business reputation or personal reputation. The Company agrees that the Company’s directors and officers shall not disparage you to any third party in any manner likely to be harmful to your business or personal reputation. Notwithstanding the foregoing, both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company will provide you a reasonable opportunity to review in advance its formal announcement of this Agreement and will endeavor in good faith to reach agreement with respect to your suggestions regarding the content of same.

9.                  Cooperation and Assistance. You agree that you will not voluntarily provide assistance, information, encouragement, or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim by or against the Company, nor shall you induce or encourage any person or entity to do so. The foregoing sentence shall not prohibit you from testifying truthfully under subpoena. You warrant that you have not previously provided assistance, information, encouragement, or advice, directly or indirectly, to any person or entity in connection with any claim by or against the Company. You agree to provide (voluntarily and without legal compulsion) prompt cooperation and accurate and complete information to the Company in the event of litigation involving the Company or its officers or directors and to respect and preserve all privileges held by or available to the Company.

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10.              Release. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), and the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”). The claims described above that you are releasing do not include: (1) any rights which cannot be waived as a matter of law; (2) any claims arising from breach of this Agreement; (3) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the Company’s bylaws, or applicable law; (4) any rights or claims to benefits under Company benefit plans or programs to which you have a vested or non-forfeitable right at the time of your separation; (5) any rights or claims that you may have after separation pursuant to stock options or restricted stock units that have vested or been granted or issued prior to or at the time of your separation; or (6) any rights or claims to insurance coverage under insurance policies maintained by the Company for directors, executives, and/or officers.  Nothing in this Agreement prevents you from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). You understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

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11.              ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days after the date of your receipt of this Agreement to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired without your having revoked (the “Effective Date”), and you will not receive the benefits specified by this Agreement unless and until it becomes effective.

12.              Disputes. Any dispute or controversy between you and the Company, arising out of or relating to this Agreement, the breach of this Agreement, your employment or consulting to the Company, or otherwise, shall be settled by binding arbitration conducted by and before a single arbitrator in San Diego, California administered by JAMS in accordance with its Employment Arbitration Rules (the “JAMS Rules”) then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Both you and the Company hereby waive the right to a trial by jury or judge, or by administrative proceeding, for any covered claim or dispute. To the extent the JAMS Rules conflict with any provision or aspect of this Agreement, this Agreement shall control. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and you. All claims, disputes, or causes of action under this Agreement, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. This Agreement is made under the provisions of the Federal Arbitration Act (9 U.S.C., Sections 1-14) (“FAA”) and will be construed and governed accordingly. It is the parties’ intention that both the procedural and the substantive provisions of the FAA shall apply. Questions of arbitrability (that is whether an issue is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. However, where a party already has initiated a judicial proceeding, a court may decide procedural questions that grow out of the dispute and bear on the final disposition of the matter. Each party shall bear its or his costs and expenses in any arbitration hereunder and one-half of the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorney’s fees and costs, unless such award is prohibited by applicable law. Notwithstanding the foregoing, you and the Company shall each have the right to resolve any dispute or cause of action involving trade secrets, proprietary information, or intellectual property (including, without limitation, inventions assignment rights, and rights under patent, trademark, or copyright law) by court action instead of arbitration.

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13.              Miscellaneous. This Agreement, together with the continuing obligations under the Employment Agreement described herein, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and an authorized member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.

If this Agreement is acceptable to you, please sign below and return one original to me.

Sincerely,

AmpliPhi Biosciences Corporation

By:	/s/ Dr. Michael S. Perry
Dr. Michael S. Perry, on behalf of the Board of Directors

Agreed and Accepted:

/s/ M. Scott Salka		31 May 2017
M. Scott Salka		Date

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